Exhibit 99.1
Limelight Networks Updates Revenue Guidance for Fourth-Quarter 2007
to High End of Previously Issued Range
TEMPE, Ariz. — January 11, 2008 — Limelight Networks (Nasdaq: LLNW), a leading content delivery network (CDN) for digital media, today announced that it believes that fourth-quarter 2007 non-GAAP revenue will be in the range of $29.3 million to $30.0 million, which is at the high end of its previously issued guidance range for the period. The difference between GAAP revenue and non-GAAP revenue represents net Custom CDN Services revenue of $0.7 million which is deferred for GAAP purposes.
About Limelight Networks
Limelight Networks is a high-performance content delivery network for digital media, providing massively scalable, global delivery solutions for on-demand and live Internet distribution of video, music, games, software and social media. Limelight Networks’ infrastructure is optimized for the large object sizes, large content libraries, and large audiences associated with compelling rich media content. Limelight is the content delivery network of choice for over 1,000 companies, including many of the world’s top Internet, media and entertainment companies, including Microsoft Xbox Live, Sony Playstation 3, Akimbo, Amazon Unbox™, Belo Interactive, Brightcove, “BuyMusic” @ Buy.com, DreamWorks, LLC, Facebook, FOXNews.com, IFILM, ITV Play, MSNBC.com, NC Interactive and Valve Software. For more information, visit www.llnw.com.
Safe-Harbor Statement
This press release contains forward-looking statements concerning the outlook for the Company’s revenues for the fourth-quarter of 2007. Forward-looking statements are not guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially including, but not limited to, final review of the results and amendments and preparation of quarterly financial statements, including consultation with our outside auditors. Accordingly, readers are cautioned not to place undue reliance on any forward-looking statements. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason.

Contacts:

Matt Hale	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
602-850-5000	310-208-2550